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                                                                    EXHIBIT 23.2

             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement of JDS Uniphase Corporation on Amendment No. 2 to Form S-4 of our report dated December 15, 1999 on the consolidated financial statements of Optical Coating Laboratory, Inc. and subsidiaries as of October 31, 1999 and 1998, and for each of the three years in the period ended October 31, 1999 incorporated by reference in the Current Report on Amendment No. 3 to Form 8-K/A of JDS Uniphase Corporation filed on May 31, 2000.


We also consent to the reference to us under the heading "Experts" in the Proxy Statement-Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP


May 31, 2000

San Jose, California